Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
John M. Radak, Chief Financial Officer	Don Markley/Bruce Voss
(858) 646-8032	(310) 691-7100

QUIDEL REPORTS STRONG FIRST QUARTER RESULTS WITH REVENUES UP
25%, OPERATING INCOME UP 49%, DILUTED EPS OF $0.14

SAN DIEGO (April 26, 2007) — Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced unaudited financial results for the three months ended March 31, 2007.  Highlights of the first quarter of 2007 include:

•                  Revenue increased 25% to $33.9 million.

•                  Income from operations increased 49% to $7.7 million.

•                  Announced a new supply agreement with LabCorp for the Company’s iFOB test.

•                  Generated $16.1 million of operating cash flow.

•                  Repurchased 1.3 million shares for a total of $13.5 million.

For the first quarter of 2007, total revenues increased 25% to $33.9 million, compared with $27.1 million for the first quarter of 2006.  Net income for the quarter was $4.8 million, or $0.14 per diluted share, compared with $5.3 million, or $0.15 per diluted share, for the prior-year first quarter.  Earnings per share declined from the prior year due to $3.1 million of tax expense in the first quarter of 2007, compared with no tax expense in the first quarter of 2006 as the income tax provision was offset by the reversal of deferred tax asset valuation allowances recorded in prior years.  As a result of the Company’s net operating loss carry-forwards, it anticipates making minimal tax payments in 2007.

Gross margin for the 2007 first quarter was 62%, compared with 61% in the 2006 first quarter.  Operating expenses for the first quarter of 2007 were $13.2 million, compared with $11.4 million for the first quarter of 2006.  Operating expenses in the 2007 first quarter were impacted by costs associated with the Company’s CFO transition and by higher intangible amortization related to a license agreement signed in late 2006.  Total stock-based compensation expense was $1.3 million in the first quarter of 2007, compared with $0.6 million in the first quarter of 2006; this increase was primarily driven by the CFO transition.

“We are delighted with our strong performance in all market segments during the first quarter, including the continued market leadership and significant contributions of our core products as well as the operating leverage the business generated in the quarter,” said Caren Mason, Quidel’s president and chief executive officer.  “Our results demonstrate that the successful execution of our QVB™ strategy is delivering on its promise of creating shareholder value.”

“March was colon cancer awareness month, and we participated in several marketing and educational programs to promote improved screening methods, including the use of our immunochemical Fecal Occult Blood (iFOB) test.  Importantly, also in March we were selected by LabCorp to supply our iFOB test to their regional laboratories, patient service centers and physician clients nationwide,” added Ms. Mason.

Liquidity

Cash and cash equivalents as of March 31, 2007 were $39.0 million, compared with $36.6 million as of December 31, 2006.  During the first quarter of 2007, the Company repurchased approximately 1.3 million shares of its common stock for $13.5 million under the Company’s previously announced share repurchase program.

Conference Call Information

Quidel management will host a conference call to discuss these topics as well as other business matters today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time).  During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.  To participate via telephone, please call (888) 803-7396 from the U.S. or (706) 634-1052 for international callers.  A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 for international callers, and entering reservation number 5521515.  The conference call will be broadcast live over the Internet at www.quidel.com and will be available for 14 days following the call.

The financial results included in this press release are unaudited.  The complete, unaudited financial statements of the Company for the quarter ended March 31, 2007 will be included in Quidel’s Quarterly Report on Form 10-Q to be filed with the SEC on or before May 10, 2007.

About Quidel

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, bacterial vaginosis, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit. For more information, visit www.quidel.com, www.colorectal-test.com or www.flutest.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the length and severity of cold and flu seasons, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (the “FDA”), intellectual property, product liability, environmental or other litigation, required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower than anticipated sales or market penetration of our new products. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements.

[Table to follow]

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three months ended March 31
	2007	2006
	(unaudited)

Total revenues	$33,934	$27,050

Cost of sales	12,952	10,514
Research and development	3,364	3,279
Sales and marketing	4,655	4,058
General and administrative	3,696	2,952
Amortization of intangibles	1,524	1,065

Total costs and expenses	26,191	21,868

Income from operations	7,743	5,182

Total other income, net	(219)	(146)

Income before taxes	7,962	5,328

Provision for income taxes	3,145	—

Net income	$4,817	$5,328

Basic earnings per share	$0.15	$0.16
Diluted earnings per share	$0.14	$0.15

Weighted shares used in basic per share calculation	32,655	33,269
Weighted shares used in diluted per share calculation	33,629	34,708

Gross profit as a % of net sales	62%	61%
Research and development as a % of net sales	10%	12%
Sales and marketing as a % of net sales	14%	15%
General and administrative as a % of net sales	11%	11%

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